NEWS FOR IMMEDIATE RELEASE
April 19, 2006

CONTACT: Chadwick J. Byrd
(509) / 534 - 6200

Ambassadors Group Reports $0.17 Loss per Share for the First Quarter of 2006

Spokane, WA - April 19, 2006

Ambassadors Group, Inc. (NASDAQ:EPAX), a leading provider of educational travel experiences, announced $0.17 loss per share for the quarter ended March 31, 2006, compared to $0.13 loss per share, in the first quarter of 2005. The net loss for the first quarters of 2006 and 2005 were $3.4 million and $2.6 million, respectively. Due to the seasonal nature of our business, we anticipate and plan for both first and fourth quarters of the year to be loss quarters.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, “We are pleased to report our first quarter results for 2006.  As planned, we are reporting a loss for the quarter of $0.17 per share.  Operationally, we achieved our planned results for the quarter, in terms of net revenue realized, delegates traveled, operating expenses, and delegates enrolled.  More importantly, we are currently preparing for our two most significant revenue quarters - the second and third - by working to retain already enrolled delegates, finalize logistical arrangements and ensure high quality program delivery. Thank you for your continued support.”

Quarter ended March 31, 2006

During the first quarter of 2006, we traveled approximately 1,950 delegates compared to approximately 2,500 delegates in the first quarter of 2005. Gross revenue decreased 10 percent quarter over quarter, to $5.4 million from $6.0 million in the comparable quarter of 2005. Net revenue, however, increased 15 percent to $2.5 million in the first quarter of 2006 from $2.2 million in the comparable 2005 quarter. Gross margin for the first quarter of 2006 increased to 46 percent compared to 36 percent in the comparable quarter one year ago.

Operating expenses were $8.5 million in the first quarter of 2006 and $6.6 million in the first quarter of 2005. The $1.9 million increase in operating expenses was primarily due to increased marketing for 2006 and 2007 program campaigns as well as incurring these expenditures earlier in the year than in the previous year. The operating loss was $6.0 million for the first quarter of 2006, compared to $4.5 million for the first quarter ended March 31, 2005.

We realized other income of $1.0 million in the first quarter of 2006, compared to $0.5 million in the first quarter of 2005. Other income consists primarily of interest income generated by cash, cash equivalents, and available-for-sale securities. Interest income more than doubled when comparing quarters, due to increased cash balances and increased rates of return on these investments between the two quarters.

Cashflow and Balance Sheet

Cash provided by operations during the first quarter 2006 was $37.3 million, an increase of $3.9 million in comparison to the first quarter 2005, as a result of increased participant deposits collected in the first quarter of 2006.

Cash used in investing activities increased $9.0 million in the corresponding periods primarily due to the timing of the purchase of short-term investments. Cash used in financing activities increased to $3.0 million from $1.6 million as a result of increased quarterly dividends and our common stock repurchase plan. During the first quarters of 2006 and 2005, we distributed $1.8 million and $1.3 million in cash dividends to our shareholders and repurchased $1.5 million and $0.7 million of common stock, respectively.

On March 28, 2006, we entered into an agreement to purchase approximately 11 acres of real property in Spokane, Washington to be used for our new corporate headquarters. Total consideration for the real property was $1.8 million and was paid on April 4, 2006. Construction of the new facility is expected to begin in the third quarter of 2006 with completion in 2007.

Comparing year over year quarters, our cash and investment balances at March 31, 2006 and 2005 were $150.6 million and $118.6 million, of which $104.3 million and $86.4 million represented participant deposits, respectively.

Deployable cash (see definition on final page of the press release) increased $15.2 million between March 31, 2006 and 2005 to $52.4 million from $37.2 million, respectively.

The following summarizes our statements of operations for the quarters ended March 31, 2006 and 2005 (in thousands, except per share amounts). Certain prior-period amounts have been reclassified to conform to current year financial presentation. Such reclassification had no impact on previously reported net loss or stockholders’ equity.

	UNAUDITED
	Quarter ended
	March 31,
	2006	2005
Gross program revenue	$5,407	$5,978
Net revenue	$2,505	$2,179
Operating expenses:
Selling and tour promotion	6,515	5,512
General and administration	2,013	1,137
Total operating expenses	8,528	6,649
Operating loss	(6,023)	(4,470)
Other income, net	955	475
Loss before income tax benefit	(5,068)	(3,995)
Income tax benefit	1,620	1,358
Net loss	$(3,448)	$(2,637)

Loss per share - basic and diluted	$(0.17)	$(0.13)
Weighted average shares outstanding - basic and diluted	20,534	20,184

Gross program revenue reflects total payments received by us for directly delivered and non-directly delivered programs. Gross program revenue less program pass-through expenses for non-directly delivered programs and cost of sales for directly delivered programs constitute our net revenues. For non-directly delivered programs, we do not actively deliver the operations of each program. For directly delivered programs, however, we organize and operate all activities including speakers, facilitators, events, accommodations and transportation.

We have a single operating segment consisting of the educational travel and sports programs for students, athletes and professionals. These programs have similar economic characteristics and offer comparable products to participants, as well as utilize similar processes for program marketing.

The following summarizes our balance sheets as of March 31, 2006, March 31, 2005, and December 31, 2005 (in thousands):
	UNAUDITED
	March 31,		December 31,
	2006	2005	2005
Assets
Cash and cash equivalents	$41,523	$32,076	$26,916
Available-for-sale securities	109,063	86,556	89,688
Foreign currency exchange contracts	—	2,368	—
Prepaid program cost and expenses	15,178	12,808	1,596
Other current assets	2,769	1,487	955
Total current assets	168,533	135,295	119,155
Property and equipment, net	6,857	4,267	5,140
Deferred income tax	558	710	584
Other assets	167	126	167
Total assets	$176,115	$140,398	$125,046

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$6,323	$3,934	$6,022
Foreign currency exchange contracts	1,745	—	1,896
Other liabilities	2,559	3,793	2,596
Participants’ deposits	104,289	86,360	47,463
Deferred tax liability	—	610	—
Current portion of long-term capital lease	183	148	180
Total current liabilities	115,099	94,845	58,157
Capital Lease, long term	340	416	387
Total Liabilities	115,439	95,261	58,544
Stockholders’ equity	60,676	45,137	66,502
Total liabilities and stockholders’ equity	$176,115	$140,398	$125,046

The following summarizes our statements of cash flows for the quarters ended March 31, 2006 and 2005 (in thousands):
	UNAUDITED
	2006	2005
Cash flows from operating activities:
Net loss	$(3,448)	$(2,637)
Adjustments:
Depreciation	358	231
Amortization of unearned compensation	181	90
Stock option expense	384	—
Change in assets and liabilities:
Prepaid program costs and expenses	(13,582)	(10,347)
Accounts payable and accrued expenses	(1,543)	(356)
Participants’ deposits	56,826	47,752
Other current assets	(1,827)	(1,339)
Net cash provided by operating activities	37,349	33,394
Cash flows from investing activities:
Net change in available-for-sale securities	(19,435)	(10,130)
Purchase of investments	—	(6)
Purchase of property and equipment	(268)	(587)
Net cash used in investing activities	(19,703)	(10,723)
Cash flows from financing activities:
Dividend payment to shareholders	(1,758)	(1,318)
Repurchase of common stock	(1,471)	(703)
Proceeds from exercise of stock options	234	427
Capital lease payments	(44)	(37)
Net cash used in financing activities	(3,039)	(1,631)
Net increase in cash and cash equivalents	14,607	21,040
Cash and cash equivalents, beginning of period	26,916	11,036
Cash and cash equivalents, end of period	$41,523	$32,076

Deployable cash is a non-GAAP liquidity measure. Deployable cash is calculated as the sum of cash and cash equivalents, available- for -sale securities, and prepaid program costs and expenses less the sum of accounts payable, accrued expenses and other short-term liabilities (excluding deferred taxes and foreign exchange currency contracts), participant deposits and the current portion of long-term capital lease. We believe this non-GAAP measure is useful to investors in understanding the cash available to deploy for future business opportunities. The following summarizes our deployable cash as of March 31, 2006, March 31, 2005, and December 31, 2005 (in thousands):

	UNAUDITED
	March 31,		December, 31
	2006	2005	2005
Cash, cash equivalents and available-for-sale securities	$150,586	$118,632	$116,604
Prepaid program cost and expenses	15,178	12,808	1,596
Less: Participants’ deposits	(104,289)	(86,360)	(47,463)
Less: Accounts payable / accruals / other liabilities	(9,065)	(7,875)	(8,798)
Deployable cash	$52,410	$37,205	$61,939

Quarterly conference call and webcast

We will host a conference call to discuss first quarter 2006 results of operations on Thursday, April 20, 2006 at 8:30 a.m. Pacific Time. You may join the call by dialing 866.578.5788 then entering the pass code: Ambassadors Group. Or, you may also join the call via the Internet at www.ambassadorsgroup.com/EPAX. For post-view access, you may dial 888-286-8010 with the pass code 19327625 and follow the prompts, or visit www.ambassadorsgroup.com/EPAX. Post-view dial-in access will be available beginning April 20, 2006 at 1:30 p.m. until April 27, 2006. Post-view Webcast access will be available following the conference call through June 20, 2006.

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Denver, Colorado and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-looking statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2006 and proxy filed April 7, 2006.